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                Microtest Acquires Logicraft Information Systems
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                              For Immediate Release

Contact:  Richard R. Douglas, Chief Financial Officer, Microtest, Inc.,
          (602) 952-6466
          Max Ramras or Joe Diaz, RCG Capital Markets Group, Inc.,
          (602) 998-7555


(December 17, 1996) - PHOENIX, Arizona - Microtest, Inc. (NASDAQ: MTST) a leading developer, manufacturer and marketer of local area network (LAN) cable management, troubleshooting and CD-connectivity products, today announced the acquisition of Logicraft Information Systems, Inc., a leading developer and manufacturer of enterprise CD-ROM networking systems. Microtest is purchasing all the capital stock of Logicraft for $13 million and will assume certain of Logicraft's liabilities totaling approximately $4 million. For the nine months ended September 30, 1996, Microtest posted revenues of $38.3 million and Logicraft, for its comparable three quarters, had revenues of $10.5 million.

Logicraft's CD-ROM networking and optical storage retrieval management solutions provide the fastest access to multiple CD-ROM databases over the widest range of networks and technologies in the industry. Headquartered in Nashua, New Hampshire, Logicraft combines the U.S. operations of Logicraft with those of Logicraft/UK and those of H+H Zentrum fur Rechnerkommunikation, GmbH in Germany. Privately-held, Logicraft has been owned since March 1993 by Information Handling Services Group, Inc. (IHS), a leading international database information publisher and a major value-added reseller (VAR) of CD-networking systems.

IHS  markets  its  information   products  and  services  to  more  than  15,000
organizations and one half-million users in more than 100 countries. IHS customers include 80% of Fortune 100 companies and 90% of the top Department of Defense contractors.
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As part of the  acquisition  transaction,  IHS has entered  into an agreement to sell only Microtest and Logicraft CD-ROM networking products worldwide for the next three years. The addition of IHS to the Microtest distribution channel significantly expands Microtest's reach in the enterprise CD-networking market as a result of IHS's leadership as a technical information content provider.
IHS is the largest technical and regulatory information supplier.

Jay Jordan, President, Standards, Software, & Print Products, IHS Group stated, "The breadth of product line resulting from this acquisition will provide Best-in-Class solutions to customers at every level. The product strength coupled with the enhanced distribution leverage of IHS will assure that Microtest is a leader in worldwide markets."

Richard G. Meise, President and CEO of Microtest, stated, "We believe that the acquisition of Logicraft positions Microtest as the leader in the rapidly expanding CD-networking market. Logicraft's strong position within the enterprise CD-networking environment, along with Microtest's leadership position within the workgroup CD-sharing environment, positions us as a leading solutions provider along the entire CD-networking spectrum. Microtest CD networking solutions address all major networking environments (NT, Netware,
Inter/Intranets, Vines, and OS/2 LAN Manager, etc.), and cover from the entry-level through the multi-site enterprise level. Strategically, there is little overlap between the product offerings of the companies. This allows Microtest to be the leader in the CD-networking industry."

Mr. Meise continued, "Logicraft's existing strong VAR distribution channel, its major accounts program and the requisite support personnel provide Microtest with a powerful marketing and customer service capability for the entire enterprise line of the combined companies. We look forward to excellent cross-selling and incremental sales opportunities."

Richard R. Douglas, Microtest's Chief Financial Officer, said, "Microtest is acquiring the outstanding shares of Logicraft for $13 million. In addition, we are assuming approximately $4 million of debt, which will be paid off immediately. The acquisition will be accounted for under the purchase method of accounting. Microtest expects to allocate a significant portion of the
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purchase price as in-process  R&D. This amount will be recorded as an expense at the acquisition date and Microtest expects to post a one-time charge to earnings for the fourth quarter of 1996.

Founded in 1984, Microtest is a leading worldwide manufacturer of diagnostic certification and connectivity products for Local Area Networks (LANs). Microtest's mission is to be on every network. The Company has pioneered several networking products, such as CABLE SCANNER(TM), COMPAS(TM) , PentaScanner(TM) and DiscPort(TM). Microtest is headquartered at 4747 North 22nd. Street, Phoenix, AZ. Microtest's European headquarters are located at 2A Kingfisher House, Northwood Park, Gatwick Road, Crawley, West Sussex, RH10 2XN, United Kingdom. Microtest's stock is traded on the NASDAQ National Market under the symbol MTST.

This press release includes statements which may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. Factors which would cause or contribute to such differences include, but are not limited to factors detailed in the Company's Securities and Exchange Commission filings.



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